EXHIBIT 2.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

Vaso Active Pharmaceuticals, Inc.

(Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware)

Vaso Active Pharmaceuticals, Inc. (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law),

DOES HEREBY CERTIFY

First:  That the name of the corporation is Vaso Active Pharmaceuticals, Inc. and the date of its filing of its original Certificate of Incorporation was January 13, 2003.

Second: That the corporation has not received any payment for any of its stock.

Third:  That the Board of Directors of the corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the corporation.

Fourth:  That the resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, the Certificate of Incorporation shall be amended and restated in the form attached as Exhibit A hereto.

Fifth:  That set forth below is the Amended and Restated Certificate of Incorporation so approved:

1.             The name of the corporation is Vaso Active Pharmaceuticals, Inc.

2.             The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.             The total number of shares of stock which the corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares of capital stock, consisting of:

(a)           10,000,000 shares of Preferred Stock, par value $.0001 per share (the “Preferred Stock”);

(b)           10,000,000 shares of Class A Common Stock, par value $.0001 per share (the “Class A Common Stock”); and

(c)           5,000,000 shares of Class B Common Stock, par value $.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, “Common Stock”).

The designations , preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock shall be as follows:

A.            PREFERRED STOCK

1.             Series.

The Preferred Stock may be issued, from time to time, in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.  The Board of Directors is authorized to establish one or more series of the Preferred Stock by resolution or resolutions and in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

(i)            the distinctive serial designations and the divisions of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

(ii)           the annual dividend rate (or method of determining such rate) for the particular series, the date or dates upon which such dividends shall be payable, and the date or dates or method of determining the date or dates shall be cumulative, if dividends on stock of the particular series shall be cumulative;

(iii)          the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option, if any, of the corporation;

(iv)          the right, if any, of the holders of a particular series or the corporation to convert such stock into other classes or series of stock or to exchange such stock for shares of any other class of stock or series thereof, and the terms and conditions, if any, including the price or prices or the date or rates of conversion and the terms and conditions of any adjustments thereof, of such conversion and the terms and conditions of any adjustments thereof, of such conversion;

(v)           the obligation, if any, of the corporation to purchase and retire and redeem, in whole or in part, shares of a particular series as a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption account;

(vi)          the voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of up to two thirds of all Preferred Stock, or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the certificate of incorporation;

(vii)         the ranking of the shares of the series as compared with shares of other series of the Preferred Stock in respect of the right to receive payments out of the assets of the corporation upon voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(viii)        any other rights, obligations, or provisions which may be so determined to the fullest extent permitted by Delaware law.

All shares of any one series of Preferred Stock shall be alike in every particular and all series shall rank equally and be identical in all respects in so far as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issue of any series of the Preferred Stock.

2.             Ranking.

All shares of Preferred Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the corporation upon voluntary or involuntary liquidation, dissolution or winding up of the corporation.  The shares of any one series of Preferred Stock shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall be cumulative.  All shares of Preferred Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued Preferred Stock undesignated as to series.

B.            COMMON STOCK

1.             General Voting Rights and Powers.

Subject to the rights and preferences of the holders of the Preferred Stock and any other class of stock ranking senior to the Common Stock, the holders of shares of Class A Common Stock shall be entitled to one vote per share on all matters to be voted on by stockholders and holders of shares of Class B Common Stock shall be entitled to three votes per share on all matters to be voted on by stockholders. The holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which the stockholders may vote, except when class voting is required by applicable law or when the holders of Class B Common Stock shall be entitled to vote as a separate class in accordance with Section 2 of this Part B.

2.             Special Voting Power of Class B Common Stock.

In addition to the foregoing voting power and any rights provided by law, so long as any Class B Common Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the voting power of then—outstanding shares of Class B Common Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; (i) amend or appeal any provision of, or add any provision to, the corporation’s Restated Articles of Organization or By-Laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Class B Common Stock; (ii) authorize or issue any new or existing class or classes or series of capital stock having any voting power superior to or on a parity with any voting power of the Class B Common Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of the capital stock of the corporation having any voting power superior to or on a parity with the voting power of the Class B Common Stock; and (iii) reclassify any Class A Common Stock into shares having any voting power superior to or on a parity with the voting power of the Class B Common Stock.

3.             No Preemptive Rights.

Subject to the provisions of Section 6 of this Part B in respect of Class B Common Stock, no holder of Class A Common Stock or Class B Common Stock shall have any rights, preemptive or other, to subscribe for or to acquire any capital stock of the corporation solely by reason of the ownership or holding of any such Class A Common Stock or Class B Common Stock.

4.             Dividends and Other Distributions.

Subject to the rights and preferences of the holders of the Preferred Stock and any other class of stock ranking senior to the Common Stock, the holders of Class A Common Stock and Class B Common Stock shall be entitled to dividends when, as and if declared and paid to the holders of Class A Common Stock and Class B Common Stock; provided that dividends must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either class. Any dividend so declared and payable in cash, capital stock of the corporation (other than Class A Common Stock or Class B Common Stock) or other property shall be paid equally, share for share, on the Class A Common Stock and the Class B Common Stock. Dividends and distributions payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock and, dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the corporation shall also make a simultaneous dividend or distribution on the Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the corporation shall also make a simultaneous dividend or distribution on the Class A Common Stock. Pursuant to any such dividend or distribution, each share of Class A Common Stock will receive a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock payable on each share of Class B Common Stock and each share of Class B Common Stock will receive a number of Class B Common Stock equal to the number of shares of Class A Common Stock payable on each share of Class A Common Stock.

5.             Liquidation Rights.

In the event of the liquidation, dissolution or winding up of the corporation and subject to the rights and preferences of the holders of the Preferred Stock and any other class of stock ranking senior to or on a parity with the Common Stock, the holders of the shares of Class A Common Stock and Class B Common Stock shall be entitled to share ratably, share for share, in all assets remaining after payment of all debts and other liabilities of the corporation available for distribution.

6.             Conversion of Class B Common Stock.

(i)            Each share of Class B Common Stock may be converted, at the option of the holder, at any time into one fully-paid and non-assessable share of Class A Common Stock in the manner and subject to adjustment as set forth in Subparagraph (ii) of this Section 6.

(ii)           The Class B Common Stock shall be converted into Class A Common Stock in the following manner:

(a)           A holder of Class B Common Stock shall give written notice to the corporation by mail of its desire to convert all or a portion of the shares of Class B Common Stock owned by such holder. Such notice shall be accompanied by certificates, duly endorsed for conversion, evidencing the number of shares of Class B Common Stock such holder desires to convert. The corporation will, as soon as practicable thereafter, deliver to such holder or to such holder’s nominee or nominees, a certificate or certificates for the appropriate number of shares of Class A Common Stock, a certificate representing the balance, if any, of the shares of Class B Common Stock tendered by the surrendered certificate or certificates but not converted to Class A Common Stock.

(b)           If, prior to the date on which all shares of Class B Common Stock are converted, the corporation shall (1) pay a dividend in shares of Class A Common Stock or make a distribution in shares of Class A Common Stock, (2) subdivide its outstanding Class A Common Stock, (3) combine its outstanding Class A Common Stock into a smaller number of shares of Class A Common Stock or (4) issue by reclassification of its Class A Common Stock other securities of the corporation, the right to convert shall thereupon be adjusted, or, if necessary, amended, such that the number of shares of Class A Common Stock receivable upon conversion of the shares of Class B Common Stock immediately prior thereto shall be adjusted so that the holder shall be entitled to receive, upon the conversion of such shares of Class B Common Stock, the kind and number of shares of Class A Common Stock or other securities of the corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Class B Common Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph (b) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. Except as provided in this subparagraph (C), no adjustment with respect to any ordinary dividends (made out of current earnings) on shares of Class A Common Stock shall be made.

(c)           If, prior to the date on which the shares of Class B Common Stock are converted, the corporation shall (1) reorganize, reclassify or otherwise change the number of outstanding shares of Class A Common Stock, (2) consolidate with or merge with or into another “Person” (as defined in paragraph (h) of this Section 6(ii)) resulting in a reclassification, conversion, exchange or cancellation of outstanding shares of Class A Common Stock, (3) sell or otherwise transfer all or substantially all of the assets of the corporation, then a holder of Class B Common Stock shall thereafter have the right to convert such shares of Class B Common Stock into the kind and amount of stock, securities or assets, if any, such holder would have been entitled to receive upon such reorganization, reclassification, consolidation, merger, sale or transfer had such holder converted its shares of Class B Common Stock into Class A Common Stock immediately prior to such transaction.

(d)           If a holder of Class B Common Stock has delivered notice to the corporation of its desire to convert all or a portion of its shares of Class B Common Stock and certificates, duly endorsed for conversion in respect of such shares, then all shares of Class B Common Stock so tendered to the corporation shall be deemed to be no longer outstanding and, notwithstanding the failure of the corporation to issue the Class A Common Stock, such holder shall be deemed, for all purposes, to be a holder of the number of shares of Class A Common Stock into which the shares of Class B Common Stock were converted and such holder is entitled to receive pursuant to the terms of this Section F in each case as of the close of business on the date on which such conversion notice is delivered.

(e)           The corporation shall not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section F by the corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 6.  The corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock the full number of shares of Class A Common Stock deliverable upon the conversion of all the then outstanding shares of Class B Common Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the corporation to validly and legally issue fully paid and non-assessable shares of Class A Common Stock upon the conversion of Class B Common Stock. The corporation shall obtain prior to or concurrently with the first issuance of the Class B Common Stock, and shall use its best efforts to maintain for as long as any shares of Class B Common Stock shall be outstanding, the authorization for the listing of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock on the Nasdaq Stock Market National Market and on any national securities exchange on which the Class A Common Stock is listed for trading, as applicable. The corporation shall pay any and all transfer, stamp and other like taxes that may be payable in respect of the issuance or delivery of shares of Class A Common Stock on conversion of the Class B Common Stock.

(f)            Shares of Class B Common Stock which shall have been converted, purchased or otherwise reacquired by the corporation shall be retired and cancelled and shall no longer be available for issuance.

(g)           In the event of a “Transfer Event” (as defined in paragraph (h) of this Section 6(ii)) in respect of any share of Class B Common Stock, such share shall be automatically converted into one share of Class A Common Stock as at the time of the Transfer Event in the same manner and subject to the same adjustments as set forth in paragraphs (a) through (f), inclusive, of this Section 6(ii) as if written notice thereof had been given to the corporation thereunder.

(h)           For purposes of this Section 6, (1) a “Transfer Event” in respect of a specific holder includes or shall be deemed to have occurred upon (i) any sale, assignment, transfer, pledge or other disposition, including by gift, devise, intestacy, operation of law or otherwise, of any of the shares of the Class B Common Stock by such holder other than to BioChemics, Inc., a Delaware corporation (“BioChemics”), or John Masiz (“Masiz”) or to a “Controlled Person” (as defined below) of either of them or such holder, (ii) the holder of Class B Common Stock voluntarily files a petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver, or makes an assignment for the benefit of creditors, (iii) the holder of Class B Common Stock is subject involuntarily to such a petition or assignment or any creditor or other Person obtains an attachment or other legal or equitable interest in any shares of the Class B Common Stock of such holder, and such involuntary petition, assignment or attachment is not discharged within 180 days after creation, or (iv) if the holder of Class B Common Stock is required to transfer any such shares by reason of a judgment, court order or decree from which no appeal may be taken or by operation of law; (2) “Person” shall mean any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, unincorporated association or other entity of whatsoever nature; (3) a “Controlled Person” shall mean with respect to BioChemics, Masiz or a specified holder any Person which is, directly or indirectly, controlled by or under direct or indirect common control with BioChemics, Masiz or such specified holder.  For the purpose of this definition, “Control” when used with respect to any Person means the sole or shared power to vote, or to direct the voting of, and/or the sole or shared power to dispose of, or to direct the disposition of, shares of Class B Common Stock, directly or indirectly, through ownership, proxy, or any contract, arrangement, understanding, relationship, or otherwise; and the term “controlled” shall have meanings correlative to the foregoing.

(i)            Determinations with respect to Transfer Events described in subparagraph (h) of this Section 6(ii) shall be made by majority vote of the entire Board of Directors of the corporation.

(j)            Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required to amend this Part B, or to adopt any provision inconsistent herewith.

7.             INTENTIONALLY OMITTED:

8.             The corporation is to have perpetual existence.

9.              In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

10.            The number of directors of the corporation shall be such number, not less than three, as shall be fixed from time to time by the Board of Directors in the manner prescribed in the bylaws of the corporation.  Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the bylaws of the corporation.

11.            At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

12.            Notwithstanding any other provisions of this Amended and Restated Certificate of

Incorporation or the bylaws of the corporation, any director may be removed, at any time, with or without cause, upon the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for that purpose), provided, however, that removal without cause was first recommended to the stockholders by action of the Board of Directors pursuant to resolutions duly adopted by 75% of the entire Board of Directors then in office.

13.            Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

14.            Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing at least three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

15.            No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  If there is any amendment or revocation of this provision, the liability of any director for any action taken prior to the amendment or revocation will not be affected thereby.

16.            The corporation may, to the fullest extent permitted by applicable law including without limitation, Section 145 of the General Corporation Law of Delaware, as now or hereafter in effect, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  No amendment to or repeal of this provision shall preclude the corporation from providing indemnity to any person on account of any acts or omissions occurring prior to such amendment or repeal.

Sixth:  That the foregoing amendments were duly adopted in accordance with the provisions of Sections 241 and 245 of the Delaware General Corporation Law.

* * * * * * * * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the President and Chief Executive Officer and the Secretary of the Corporation this       day of July, 2003.

VASO ACTIVE PHARMACEUTICALS, INC.
A Delaware corporation

By:
Name:	John Masiz, President and Chief Executive Officer

By:
Name: John Masiz
Secretary

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VASO ACTIVE PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

Vaso Active Pharmaceuticals, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation held on February 19, 2004, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be further amended by deleting the portion of Article 4 thereof that currently reads:

“4.           The total number of shares of stock which the corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares of capital stock, consisting of:

(a)           10,000,000 shares of Preferred Stock, par value $.0001 per share (the “Preferred Stock”);

(b)           10,000,000 shares of Class A Common Stock, par value $.0001 per share (the “Class A Common Stock”); and

(c)           5,000,000 shares of Class B Common Stock, par value $.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, “Common Stock”).”

and replacing it in its entirety with the following:

“4.           The total number of shares of stock which the corporation shall have authority to issue is Forty Million (40,000,000) shares of capital stock, consisting of:

(a)           10,000,000 shares of Preferred Stock, par value $.0001 per share (the “Preferred Stock”);

(b)           20,000,000 shares of Class A Common Stock, par value $.0001 per share (the “Class A Common Stock”); and

(c)           10,000,000 shares of Class B Common Stock, par value $.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, “Common Stock”).”

SECOND:  In lieu of a meeting and vote of the stockholders, the stockholders have given their written consent to the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242, 141 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by John J. Masiz, an authorized officer, this 19th day of February, 2004.

By:
Title: President/Chief Executive Officer
Name: John J. Masiz

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